Exhibit 99.1

Allscripts Names New Director to Board

Former KPMG executive Beth Altman joins Board of Directors

CHICAGO – June 2, 2020 – Beth Altman has been appointed to the Board of Directors of Allscripts Healthcare Solutions, Inc.  A former executive at accounting firm KPMG LLP, Altman has more than 25 years of experience in accounting, finance, management, business development, strategic planning and corporate governance. Most recently and until her retirement in 2019, Altman led a team of more than 260 to provide assurance, tax and advisory services to public and private companies spanning all industry sectors. She will serve as a member of the Audit Committee of the Board.

“Beth Altman brings a wealth of knowledge and leadership experience that will strengthen our Board and enable us to continue to effectively serve Allscripts stakeholders,” said Chairman of the Board Michael Klayko. “Beth’s vast expertise will bring energy and bolster our Board—I look forward to the insights she will provide working alongside her fellow directors and company leadership, especially as a member of the Audit Committee.”

At KPMG LLP, Altman served as the lead audit partner for several global clients in the public and private markets, predominantly in the life sciences, consumer markets and technology sectors. Since October 2019, she has served on the Board of Directors and on the Audit Committee of CV Sciences, Inc. Ms. Altman also served as a Board member of the Corporate Directors Forum, a 501(c)(6) nonprofit organization focused on helping Directors build more effective boards through continuous learning and peer networking.

Altman also held a leadership position in the San Diego Chapter of Women Corporate Directors, the world’s largest membership organization and community of today’s preeminent women leaders in business.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

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Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:

Stephen Shulstein

312-386-6735

Stephen.Shulstein@allscripts.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@allscripts.com